Exhibit 99.1

NEWS RELEASE – For Immediate Release

Corporate Contact	Investor Relations

MTS Medication Technologies, Inc.	Porter, LeVay & Rose, Inc.
Michael P. Conroy, CFO	Michael Porter, Investor Relations
Phone: 727-576-6311, Ext. 464	Phone: 212-564-4700
Fax: 727-573-1100	Fax: 212-244-3075
ir@mts-mt.com	plrmail@plrinvest.com

MTS MEDICATION TECHNOLOGIES, INC. ANNOUNCES FISCAL 2008 FOURTH QUARTER AND YEAR END RESULTS OF OPERATIONS

Fiscal Year 2008 Revenue up 13%

ST. PETERSBURG, FL – June 30, 2008 – MTS Medication Technologies, (AMEX:MPP), an international provider of automated packaging systems and consumable supplies designed to improve adherence to medication regimens for senior citizens and chronically ill patients, today announced results for its fiscal fourth quarter and year ended March 31, 2008.

Fourth Quarter

Revenue for the fourth quarter decreased 1% to $14.2 million from $14.3 million in the prior year. Net income was $136,000, or $0.02 per diluted common share, compared with net income of $763,000, or $0.11 per diluted common share in the prior year.

Gross margin for the fourth quarter declined to 35.2% compared with 37.9% in the prior year’s fourth quarter. The decrease in gross margin resulted primarily from higher factory overhead costs. In addition, certain product quality issues resulted in a charge of approximately $140,000 for unusable product that was returned from customers in the UK.

SG&A expenses for the fourth quarter were $4.4 million, or 30.9% of revenue, compared with $3.3 million, or 23.4% of revenue, in the prior year’s fourth quarter. The increase in SG&A expenses was primarily due to increased personnel costs, consulting expenses and higher R&D expenditures. In addition, increased costs for European operations were related to incremental marketing efforts.

During the fourth quarter, the Company recorded an accrual of approximately $290,000 for unused vacation pay for all of its employees as of March 31, 2008. As a result of this accrual, payroll expense for the fiscal year ended March 31, 2008 includes 52 weeks of salaries and the amount of accrued vacation pay. The Company intends to change its vacation policy in fiscal 2009, and as a result, the fiscal year 2009 payroll expense will include 52 weeks of salary for all employees, less the amount of accrued vacation pay, which will no longer be applicable because of the change in vacation policy.

The operating loss in the fourth quarter was $259,000, or 1.8% of revenue, compared with operating income of $1,472,000, or 10.3% of revenue, in the prior year’s fourth quarter. Operating income decreased primarily due to lower gross profits, higher SG&A costs and increased depreciation and amortization expenses.

During the fourth quarter, the Company realized an income tax benefit related to uncertain tax positions previously recorded. The tax benefit was approximately $185,000 and resulted from the expiration of the statute of limitations regarding those positions. In addition, the Company recorded a state tax benefit of approximately $135,000, net of Federal tax, associated with an unused net operating loss carry-forward related to its operations in the State of Florida. Although this state tax benefit occurred in prior fiscal years, the Company determined the tax benefit existed during a review of its income tax provision for the fiscal year ended March 31, 2008.

Fiscal Year

Revenue for the 2008 fiscal year increased 13.1% to a record $57.8 million, compared with $51.1 million in the prior year. Net income available to common stockholders was $2,055,000 compared with a net loss to common stockholders of $2,124,000 in the prior year. Net income per diluted common share was $0.31 compared with a net loss per diluted common share of $0.35 in the prior year. During the third quarter of the prior year, the Company redeemed all of its outstanding shares of convertible preferred stock and recorded a constructive dividend of $4.5 million or $0.73 per diluted common share. Net income for the fiscal year ended March 31, 2007, before preferred stock dividends, was $2,531,000 or $0.36 per diluted common share.

Gross margin for the fiscal year was 37.9%, the same as in the prior year. Increased direct costs of materials and labor were generally offset by increased selling prices. Incremental product margins realized on increased revenue associated with consumables and prepack machines were partially offset by higher factory overhead costs.

SG&A expenses were $15.7 million, or 27.2% of revenue, compared with $12.5 million, or 24.4% of revenue in the prior year. SG&A expenses increased primarily due to higher costs associated with increased personnel, costs related to the support of automation products and administration costs related to operations in Germany, where Consilio GmbH was acquired in late fiscal 2007.

Operating income was $3,428,000, or 5.9% of revenue for the year, compared with $4,544,000, or 8.9% of revenue in the prior year. Operating profit decreased primarily due to higher SG&A expenses and increased depreciation and amortization.

Todd E. Siegel, President and Chief Executive Officer, said, “We believe that our position as the leader in adherence packaging solutions for the long-term care market in the U.S. is secure, and our penetration in Europe continues to enhance our overall financial results. Fiscal 2008 was a challenging year for MTS as we began our most significant project to date with our largest customer to deliver state-of-the-art automation that will allow them to meet their objectives for streamlining and centralizing operations. As a result of this and other initiatives, we have dedicated a substantial amount of resources to our automation products, European infrastructure development and retail pharmacy market initiatives. Although we began the year with the expectation that our financial performance would reflect favorable results, we are optimistic that the benefit we derive from delivering new and innovative state-of-the-art technology to our core market will more than offset the short-term effect on our financial results.

“In the past, we have said that our long-term plan for enhanced stockholder value focuses on our commitment to grow MTS into a much larger and diverse company. At times, that plan may appear to be at odds with short-term expectations. Although we understand the apparent conflict and recognize that a 30% increase in SG&A costs, quarter over quarter, is substantial, we firmly believe that our vision will be realized.”

Siegel continued, “We believe our investment in packaging automation technology will provide for the continued growth of our very profitable consumable products. The current costs associated with a significant contract to provide our OnDemand technology to our largest customer were greater than we anticipated. The revenue we had originally expected to record in our fourth quarter ended March 31, 2008 associated with this agreement has been recorded in our first quarter. Four OnDemand Express II and 3 AccuFlex machines have now been accepted. This agreement for $14 million of equipment is expected to be completed in fiscal 2009. Of the 24 machines to be delivered, there are currently 14 systems installed. Although the product margin is lower than usual for our machines, we believe the benefit of having the largest pharmacy provider in our market standardized on our technology is significant. In the future the infrastructure that we have been investing in will allow us to efficiently implement over $15 million annually in equipment revenue and absorb all the costs we have built into the organization. In addition, by the end of this fiscal year, the OnDemand machine installations currently in place will contribute approximately $2 million annually in recurring support fees.”

Siegel concluded, “Fiscal year 2009 should prove to be an exciting and rewarding year for MTS and our stockholders. We continue to set the stage for transforming the Company from the largest supplier of adherence packaging systems for the U.S. long-term care pharmacy market into a global enterprise. We believe we will accomplish this by continuing to serve the customers that deliver medication adherence packaging to patients who currently obtain their prescriptions from a wide variety of sources including the traditional retail and mail order pharmacy channels. Our commitment to profitably grow our company in to a global enterprise is an integral part of our long-term plan.”

Notice of Conference Call

Management of the Company will host a conference call on Tuesday, July 1, 2008 at 8:30 AM EDT to discuss the Company’s earnings, financial results and achievements, which will be followed by a question and answer session with professional investors. Private investors are encouraged to email their questions in advance of the conference call to ir@mts-mt.com or by facsimile to 727-579-8067.

To access the conference call, please telephone 888-459-5609 and enter 52522025 for the conference ID number. A digital replay will be available and may be accessed by visiting the Company’s web site at www.mts-mt.com.

About the Company

Founded in 1984, MTS Medication Technologies (www.mts-mt.com) is an international provider of medication compliance packaging systems designed to improve medication dispensing and administration. MTS manufactures automated packaging machines and related consumables for prescription medications and nutritional supplements. The Company serves approximately 8,000 pharmacies worldwide.

This press release contains forward-looking statements within the meaning of that term in Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Additional written or oral forward-looking statements may be made by the Company from time to time, in filings with the Securities and Exchange Commission or otherwise. Statements contained herein that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions described above. Forward-looking statements may include, but are not limited to, projections of revenue, income or losses, the value of contracts, capital expenditures, plans for future operations, the elimination of losses under certain programs, financing needs or plans, compliance with financial covenants in loan agreements, plans for sale of assets or businesses, plans relating to products or services of the Company, assessments of materiality, predictions of future events and the effects of pending and possible litigation, as well as assumptions relating to the foregoing. In addition, when used in this discussion, the words “anticipates”, “estimates”, “expects”, “intends”, “believes”, “plans” and variations thereof and similar expressions are intended to identify forward-looking statements. In particular, all statements regarding expectations for fiscal 2009 are forward-looking statements.

Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified based on current expectations. Consequently, future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements contained herein.  Statements in the Press Release describe factors, among others, that could contribute to or cause such differences.  Other factors that could contribute to or cause such differences include, but are not limited to, unanticipated increases in operating costs, changes in the United Kingdom ,Germany or other European healthcare regulatory systems healthcare regulatory system, labor disputes, customer rejection of any installed OnDemand machine, capital requirements, increases in borrowing costs, product demand, pricing, market acceptance, hurricanes, intellectual property rights and litigation, risks in product and technology development and other risk factors detailed in the Company’s Securities and Exchange Commission filings.

Readers are cautioned not to place undue reliance on any forward-looking statements contained herein, which speak only as of the date hereof.  The Company undertakes no obligation to publicly release the result of any revisions of these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unexpected events.

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MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
MARCH 31, 2008 AND 2007
(In Thousands)

ASSETS

	2008	2007

Current Assets:
Cash	$662	$292
Restricted Cash	158	–
Accounts Receivable, Net	8,213	9,194
Inventories, Net	14,504	5,767
Prepaids and Other	2,528	926
Deferred Tax Asset	495	271

Total Current Assets	26,560	16,450

Property and Equipment, Net	7,746	5,344
Goodwill	1,161	740
Other Intangible Assets, Net	783	808
Other Assets, Net	2,198	2,507

Total Assets	$38,448	$25,849

LIABILITIES AND STOCKHOLDERS' EQUITY

Current Liabilities:
Accounts Payable and Accrued Liabilities	$8,653	$6,633
Current Maturities of Long-Term Debt	74	2,447
Current Maturities of Related Party Note Payable	106	328
Customer Deposits	4,123	391

Total Current Liabilities	12,956	9,799

Long-Term Debt, Less Current Maturities	11,691	5,395
Related Party Note Payable, Less Current Maturities	–	106
Other Liabilities	834	283
Deferred Tax Liability	376	553

Total Liabilities	25,857	16,136

Commitments and Contingencies (Note 18)

Stockholders' Equity:
Common Stock	64	62
Capital In Excess of Par Value	10,137	8,736
Accumulated Other Comprehensive Income	374	254
Retained Earnings	2,344	989
Treasury Stock	(328)	(328)

Total Stockholders' Equity	12,591	9,713

Total Liabilities and Stockholders' Equity	$38,448	$25,849

MTS MEDICATION TECHNOLOGIES, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS
(In Thousands; Except Earnings Per Share Amounts)

	Three Months Ended March 31,		Twelve Months Ended March 31,

	2008	2007	2008	2007

Net Sales	$14,151	$14,288	$57,809	$51,095

Costs and Expenses:
Cost of Sales	9,171	8,879	35,880	31,736
Selling, General and Administrative	4,373	3,338	15,716	12,461
Depreciation and Amortization	866	599	2,785	2,354

Total Costs and Expenses	14,410	12,816	54,381	46,551

Operating (Loss) Income	(259)	1,472	3,428	4,544

Other Expenses:
Interest Expense	136	189	637	372

(Loss) Income Before Taxes	(395)	1,283	2,791	4,172

Income Tax (Benefit) Expense	(531)	520	736	1,641

Net Income	136	763	2,055	2,531

Convertible Preferred Stock Dividends	–	–	–	151

Constructive Dividend Related to Redemption of Convertible Preferred Stock	–	–	–	4,504

Net Income (Loss) Available to Common Stockholders	$136	$763	$2,055	$(2,124)

Net Income (Loss) Per Basic Common Share	$0.02	$0.12	$0.32	$(0.35)

Net Income (Loss) Per Diluted Common Share	$0.02	$0.11	$0.31	$(0.35)